UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

PIERIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-190728	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Lise-Meitner-Strasse 30

85354 Freising-Weihenstephan, Germany

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: +49 81 6114 11400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Private Placement Financing

On December 17, 2014, Pieris Pharmaceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the purchasers identified on Annex A thereto (collectively, the “Purchasers”) providing for the issuance and sale by the Company to the Purchasers of an aggregate of 6,779,510 shares of the Company’s common stock (the “Shares”) in a private placement offering conducted through a series of closings occurring on December 17, 18 and 23, 2014, at a purchase price per share of $2.00 and for aggregate gross proceeds to the Company of approximately $13.56 million (the “Private Placement Financing”). After deducting for placement agent and other fees and expenses, the aggregate net proceeds from the Private Placement Financing are expected to be approximately $12.04 million.

At the closings of the Private Placement Financing, pursuant to the terms of the Securities Purchase Agreement, the Company issued to Northland Securities, Inc. and Katalyst Securities, LLC as its co-exclusive placement agents (the “Placement Agents”), and their designees, warrants (the “Placement Warrants”) to acquire up to 542,361 shares of its common stock at an exercise price of $2.00 per share. Each of the Placement Warrants is exercisable at any time at the option of the holder until the five-year anniversary of its date of issuance.

Effective as of the closings of the Private Placement Financing, the Company entered into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company is obligated to file with the Securities and Exchange Commission one or more registration statements relating to the resale of the Shares. Under the Registration Rights Agreement, the Company also agreed to include in such registration statements the shares of the Company’s common stock issued to the former stockholders of Pieris AG, which such shareholders received in connection with the December 17, 2014 share exchange transaction whereby Pieris AG became a wholly-owned subsidiary of the Company (the “Share Exchange”), as well as the shares of the Company’s common stock issuable upon exercise of the Placement Warrants.

The foregoing description of the Securities Purchase Agreement, the Registration Rights Agreement and the Placement Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each document. Copies of the Securities Purchase Agreement, the Registration Rights Agreement and a form of Placement Warrant are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The Company’s press release announcing the Private Placement Financing issued on December 23, 2014 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Lock-Up Agreements

In connection with the Private Placement Financing, all of our stockholders that received shares of our common stock in the Share Exchange and our directors and executive officers have executed lock-up agreements providing that, for a period of six (6) months from the date of the closing of the Private Placement Financing on December 17, 2014, they will not directly or indirectly sell, offer, contract or grant any option to sell, pledge or otherwise transfer any such shares, subject to certain limited exceptions as set forth in the lock-up agreements, and provided that former stockholders of Pieris AG shall only be locked-up with respect to 80% of their shares. The foregoing description of the lock-up agreements does not purport to be complete, and is qualified in its entirety by the complete form of each lock-up agreement included as an exhibit to the securities purchase agreement attached as Exhibit 10.1 hereto, the text of which are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The issuance and sale of the Shares, the Placement Warrants and any shares issuable upon their exercise have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and such securities may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. Such securities were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, based on the following facts: each of the Purchasers, or warrant holders, as applicable, represented that it is an accredited investor as defined in Rule 501 promulgated under the Securities Act, that it is acquiring such securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, and that it has sufficient investment experience to evaluate the risks of the investment; the Company used no advertising or general solicitation in connection with the issuance and sale of such securities; and such securities were issued as restricted securities. This Current Report on Form 8-K is not and shall not be deemed to be an offer to sell or the solicitation of an offer to buy such securities.

Reference is made to the disclosure under Item 1.01 of this Current Report on Form 8-K, which is incorporated in this Item 3.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Form of Securities Purchase Agreement, dated December 17, 2014, by and among Pieris Pharmaceuticals, Inc. and the Purchasers.

10.2	Form of Registration Rights Agreement, dated December 17, 2014, by and among Pieris Pharmaceuticals, Inc. and the investors party thereto.

10.3	Form of Warrant to Purchase Common Stock, dated December 17, 2014, issued by Pieris Pharmaceuticals, Inc.

99.1	Press Release, dated December 23, 2014, issued by Pieris Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2014	PIERIS PHARMACEUTICALS, INC.

	By:	/s/ Stephen Yoder
	Name:	Stephen Yoder
	Title:	Chief Executive Officer and President